Exhibit 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Sagent Technology, Inc.

We have audited the accompanying consolidated balance sheets of Sagent Technology, Inc., and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 2002. Our audit also included the consolidated financial statement schedule as listed in the Index at Item 15(a) as of and for the three years ended December 31, 2002. The consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sagent Technology, Inc., and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedule as of and for the three years ended December 31, 2002, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses from operations, has an accumulated deficit of $129.4 million and deficit working capital of $4.6 million at December 31, 2002. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 1 and Note 17. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Mountain View, CA
February 12, 2003, except as to note 17,
which is as of April 15, 2003

SAGENT TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	As of December 31,

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$9,711	$15,552
Restricted cash	875	—
Accounts receivable, net of allowance for doubtful accounts of $1,389 in 2002 and $1,670
in 2001	6,957	12,560
Other current assets	2,202	3,700
Total current assets	19,745	31,812
Restricted cash	—	775
Property and equipment, net	3,159	6,138
Goodwill, net	6,718	7,514
Notes receivable from officers	1,000	2,409
Other assets, net	638	1,138

Total assets	$31,260	$49,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,811	$3,369
Accrued liabilities	6,388	8,411
Deferred revenue	8,499	8,701
Current portion of capital lease obligations	1,380	2,240
Short-term debt	5,285	—
Total current liabilities	24,363	22,721
Other long-term liabilities	142	1,554

Total liabilities	24,505	24,275

Commitments and contingencies (Note 8)
Minority interest	366	658
Stockholders’ equity:
Convertible preferred stock, par value $ .001 per share; Authorized: 20,556 shares in 2002 and 2001; Issued and outstanding: none in 2002 and 2001	—	—
Common stock, par value $ 0.001 per share; Authorized: 70,000 shares; Issued and outstanding: 46,424 shares in 2002 and 46,245 shares in 2001	46	46
Additional paid-in capital	135,778	133,726
Notes receivable from stockholders	—	(602)
Deferred compensation	—	(1,130)
Accumulated other comprehensive income (loss)	(46)	17
Accumulated deficit	(129,389)	(107,204)

Total stockholders’ equity	6,389	24,853

Total liabilities and stockholders’ equity	$31,260	$49,786

The accompanying notes are an integral part of these consolidated financial statements.

SAGENT TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended December 31,

	2002	2001	2000

Revenue:
License	$19,843	$25,804	$34,666
Service	18,021	21,614	23,522

Total net revenue	37,864	47,418	58,188
Cost of revenue:
License	1,810	3,855	2,164
Service	7,754	10,497	10,491
Impairment of licensed technology	1,240	1,887	335
Total cost of revenue	10,804	16,239	12,990

Gross profit	27,060	31,179	45,198
Operating expenses:
Sales and marketing	24,505	37,413	37,141
Research and development	11,719	13,560	16,668
General and administrative	5,698	13,451	15,062
Stock-based compensation	298	844	703
Amortization of goodwill	—	2,439	1,957
Asset impairment	1,066	3,429	—
Restructuring and related charges	4,606	683	—
Merger and integration credit	—	—	(2,318)
Total operating expenses	47,892	71,819	69,213

Loss from operations	(20,832)	(40,640)	(24,015)
Interest income	237	623	1,367
Interest expense	(436)	(540)	(90)
Other income (expense)	(609)	808	(456)

Loss before income taxes	(21,640)	(39,749)	(23,194)
Income tax expense	545	514	510

Net loss	$(22,185)	$(40,263)	$(23,704)
Net loss per share:
Basic and diluted	$(0.48)	$(1.02)	$(0.82)
Number of shares used in calculation of net loss per share:
Basic and diluted	46,331	39,323	28,773

The accompanying notes are an integral part of these consolidated financial statements.

SAGENT TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE LOSS
(In thousands)

	Common Stock		Additional Paid-in Capital	Net Notes Receivable From Stockholders	Deferred Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders Equity

	Shares	Amount

Balances at December 31, 1999	27,896	$28	$89,135	$(2,625)	—	$73	$(43,237)	$43,374
Net loss	—	—	—	—	—	—	(23,704)	(23,704)
Foreign currency translation adjustment	—	—	—	—	—	138	—	138
Comprehensive loss								(23,566)
Issuance of Stockholder notes receivable	—	—	—	(136)	—	—	—	(136)
Common stock repurchased by note cancellation	(85)	—	(482)	482	—	—	—	—
Interest on notes receivable issued for common stock	—	—	—	(144)	—	—	—	(144)
Common stock issued related to litigation settlements	725	1	2,354	—	—	—	—	2,355
Common stock options exercised	886	1	3,019	—	—	—	—	3,020
Common stock issued related to employee stock purchase plan	256	—	1,045	—		—	—	1,045
Restricted common stock issued to executive	150	—	1,742	—	(1,566)	—	—	176
Stock warrants issued	—	—	15	—	—	—	—	15
Common stock issued to non-employees	14	—	527	—	—	—	—	527
Common stock repurchased	(13)	—	(1)	—	—	—	—	(1)
Balances at December 31, 2000	29,829	30	97,354	(2,423)	(1,566)	211	(66,941)	26,665
Net loss	—	—	—	—	—	—	(40,263)	(40,263)
Foreign currency translation adjustment	—	—	—	—	—	(194)	—	(194)
Comprehensive loss								(40,457)
Common stock issued in connection with private placements	14,865	15	30,510	—	—	—	—	30,525
Warrants issued in connection with private placements	—	—	1,355	—	—	—	—	1,355
Common stock issued related to acquisition	—	1	3,474	—	—	—	—	3,475
Interest on notes receivable issued for common stock	—	—	—	(121)	—	—	—	(121)
Common stock issued below market value	—	—	322	—	—	—	—	322
Common stock options exercised	190	—	43	—	—	—	—	43
Common stock issued related to employee stock purchase plan	411	—	668	—	—	—	—	668
Amortization of stock based compensation	—	—	—	—	436	—	—	436
Note forgiveness	—	—	—	151	—	—	—	151
Reserve for notes receivable	—	—	—	1,791	—	—	—	1,791
Balances, December 31, 2001	46,245	$46	$133,726	$(602)	$(1,130)	$17	$(107,204)	$24,853
Net loss	—	—	—	—	—	—	(22,185)	(22,185)
Foreign currency translation adjustment	—	—	—	—	—	(63)	—	(63)
Comprehensive loss								(22,248)
Additional expenses related to private placements in 2001	—	—	(50)	—	—	—	—	(50)
Warrants issued in connection with loan financing	—	—	1,906	—	—	—	—	1,906
Interest on notes receivable issued for common stock, net of reserve	—	—	—	(8)	—	—	—	(8)
Common stock issued related to employee stock purchase plan	179	—	96	—	—	—	—	96
Amortization of stock based compensation	—	—	—	—	1,130	—	—	1,130
Collection of notes receivable from stockholders	—	—	—	445	—	—	—	445
Reserve and adjustments for notes receivable	—	—	100	165	—	—	—	265
Balances at December 31, 2002	46,424	$46	$135,778	—	—	$(46)	$(129,389)	$6,389

SAGENT TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,

	2002	2001	2000

Cash flows from operating activities:
Net loss	$(22,185)	$(40,263)	$(23,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,130	6,367	4,033
Amortization of warrant costs	100	—	—
Asset impairments	2,306	5,316	335
Non-cash restructuring costs	2,089	547	—
Bad debt expense	960	2,298	4,793
Loss on disposal of property and equipment	87	100	656
Impairment of privately held investment	529	—	—
Gain on settlement of capital lease obligation	—	(369)	—
Shares issued in litigation settlement	—	—	2,355
Issuance of common stock warrants for services	—	—	15
Stock-based compensation	298	844	703
Officer notes forgiven	—	958	—
Accrued interest on notes receivable	—	(186)	(144)
Minority interest in losses of subsidiary	(292)	(428)	170
Net change in operating assets and liabilities:
Accounts receivable	4,643	660	(8,433)
Other current assets	1,350	(343)	(2,020)
Other assets	(441)	677	(50)
Accounts payable	(558)	(83)	2,145
Accrued liabilities	(2,023)	1,444	(8,301)
Deferred revenue	(202)	7	1,302
Other long-term liabilities	(101)	(106)	245

Net cash used in operating activities	(10,310)	(22,560)	(25,900)
Cash flows from investing activities:
Purchase of marketable securities	—	—	(39,666)
Restricted cash	(100)	(750)	(25)
Sale of marketable securities	—	—	61,975
Purchase of property and equipment	(142)	(513)	(3,535)
Purchases of long-term investments	—	—	(1,379)
Cash acquired in purchase of Sagent Asia/Pacific Pte. Ltd.	—	2,298	—
Other business acquisitions, net of cash acquired	—	(88)	(1,228)
Proceeds from disposal of property and equipment	—	—	200
Proceeds from sale of acquired technology	—	50	—
Employee notes	—	—	(3,287)
Collections of stockholders’ notes	445	—	—

Net cash provided by investing activities	203	997	13,055
Cash flows from financing activities:
Payments of principal under capital lease obligations	(2,263)	(1,654)	(895)
Net proceeds from short-term debt	6,575	—	—
Proceeds from issuance of common stock, net	(50)	32,548	4,065
Repurchase of common stock	—	—	(1)
Proceeds from exercise of stock options	96	43	—

Net cash provided by financing activities	4,358	30,937	3,169
Effect of exchange rate changes	(92)	(194)	138

Net increase (decrease) in cash and cash equivalents	(5,841)	9,180	(9,538)
Cash and cash equivalents, beginning of year	15,552	6,372	15,910
Cash and cash equivalents, end of year	$9,711	$15,552	$6,372

The accompanying notes are an integral part of these consolidated financial statements.

SAGENT TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

1.    Description of Business and Summary of Significant Accounting Policies

Business

We offer a complete business intelligence software platform that allows business users and information technology (IT) departments to work together to integrate, analyze, deliver and understand information. Our technology and proven implementation methodology reduce the time and expense required to deploy custom business intelligence solutions. Our technology also forms the basis for multiple partner solutions that address the needs of specific vertical and functional application areas.

We were incorporated in California in April 1995 under the name Savant Software, Inc. In June 1995, we changed our name to Sagent Technology, Inc. In September 1998, we reincorporated in Delaware. References in this annual report to “Sagent,” “we,” “our” and “us” refer to Sagent Technology, Inc. and its subsidiaries, unless the context otherwise requires.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and liquidation of liabilities and commitments in the normal course of business. We have incurred significant losses, including a net loss of $22.2 million for the year ended December 31, 2002 and we have an accumulated deficit of $129.4 million and deficit working capital of $4.6 million. These matters raise substantial doubt about our ability to continue as a going concern. Management is currently examining new strategic partnerships and other financing alternatives (see Note 17 Sale of Assets – Plan of Liquidation). There can be no assurance that these efforts will be successful. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The consolidated financial statements include the accounts of Sagent Technology, Inc. its majority owned subsidiary Sagent Asia/Pacific Pte Ltd., and its wholly owned subsidiaries, Qualitative Marketing Software, Inc. (QMS), Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK, Sagent Benelux, Sagent Australia Pty Ltd, Sagent de Brazil, and Sagent de Mexico. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples of such estimates include, but are not limited to, the accounting for litigation contingencies and the allowance for doubtful accounts, investment impairments, goodwill impairments, restructuring costs and related charges, and income taxes. Our current estimated range of loss related to some of the pending litigation is based on claims for which we can estimate the amount and range of loss. In addition, we also analyze current accounts receivable for an allowance for doubtful accounts based on historical bad debt, customer credit-worthiness, the current business environment and historical experience with the customer. The allowance includes specific reserves for accounts where collection is deemed to be no longer probable. Actual results could differ from those estimates.

Foreign Currency Translation

The functional currencies of our foreign subsidiaries are their respective local currencies. We translate the balance sheet accounts of our foreign operations from foreign currencies into U.S. dollars at period-end exchange rates while income and expenses are translated at average exchange rates during the period. Gains and losses from translation adjustments are included in stockholders’ equity in the consolidated balance sheet caption “Accumulated other comprehensive income (loss)”. Currency transaction gains and losses are recognized in current operations and have not been significant to our operating results in any period. As a result of closing the Brazil and Mexico offices, we recognized net charges of cumulative translation adjustments of $300 for both subsidiaries in determining the net loss for the period ended December 31, 2002.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase. Our cash and cash equivalents at December 31, 2002 and 2001 consisted of deposits and money market funds maintained with major financial institutions.

Supplemental Cash Flow Information.

Selected cash payments and non-cash activities were as follows:

	Years Ended December 31,

	2002	2001	2000

Supplemental disclosure of cash flow information:
Cash payments for interest	$436	$510	$95
Cash payments for taxes	$572	$253	$196
Supplemental non-cash investing and financing activities:
Common stock repurchased by note cancellation	—	—	482
Property and equipment acquired through capital lease	$92	$3,965	$1,596
Net liabilities assumed in connection with acquisitions	—	—	$66
Common stock issued related to acquisition	—	$3,475	—
Warrants issued in connection with loan financing	$1,906	—	—
Warrants issued in connection with private placement	—	$1,355	—

Restricted Cash

Restricted cash as of December 31, 2002 consists of $775 in stand by letter of credits issued as a guarantee of payment against certain of our lease agreements and $100 held in escrow account to fulfill terms of a contractual agreement. The $775 stand by letter of credit expires on August 31, 2003.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risks comprise principally, cash and cash equivalents and trade accounts receivable. We invest excess cash through banks and primarily in highly liquid securities and have investment policies and procedures that are reviewed periodically to minimize credit risk.

With respect to accounts receivable, we perform ongoing credit evaluations of our customers and generally do not require collateral. We maintain reserves for potential credit losses on customer accounts when deemed necessary. Actual credit losses to date have been within management’s expectations. At December 31, 2002 and 2001, no customer accounted for more than 10% of accounts receivable. No customer accounted for more than 10% of revenues for the years ended December 31, 2002, 2001 or 2000.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from two to five years. Depreciation commences upon placing the asset in service. Capital leases are recorded at the lesser of the fair value of the leased asset at the inception of the lease or the present value of the minimum lease payments as of the beginning of the lease term. Leased assets are amortized on a straight-line basis over the estimated useful life of the asset or the lease term, generally 3 years. Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term. Gains and losses upon disposal of assets are recognized in the year of disposition. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of net assets acquired in business combination. In 2001 and 2000, we amortized goodwill on a straight-line basis over its expected useful life ranging from one to five years.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required.

We adopted SFAS No. 142 effective January 1, 2002. In accordance with SFAS 142, we ceased amortizing goodwill totaling $7.5 million as of January 1, 2002. Based on the impairment tests performed, there was a $796 impairment of goodwill recorded in fiscal year 2002 related to the closure of certain operations. The total asset impairment of $1,066 presented in the Consolidated Statements of Operations for the year ended December 31, 2002 also includes the impairment of notes receivable from stockholders.

The following table presents pro forma net loss per share information for the years ended December 31, 2002, 2001 and 2000, adjusted to exclude the amortization related to goodwill that is no longer amortized under SFAS No. 142:

	Year Ended December 31,

	2002	2001	2000

Net Loss, as reported	$(22,185)	$(40,263)	$(23,704)
Amortization of goodwill	—	2,439	1,957
Pro forma net loss	$(22,185)	$(37,824)	$(21,747)
Net loss per share, as reported	$(0.48)	$(1.02)	$(0.82)
Pro forma net loss per share	$(0.48)	$(0.96)	$(0.76)

Impairment of Long-Lived Assets

Long-lived assets and other identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, economic and industry trends, changes in our strategies in sales and marketing and research and development, changes in projected future operating results, changes in the mode of operations and the exit from facilities and significant declines in our stock price for a significant period time. When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators, impairment is measured based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

Revenue Recognition.

We sell software products directly to our customers and through channel partners such as independent software vendors, resellers and distributors. Independent software vendors generally integrate our products with their applications and will embed them into their products or resell them with their products. Our other channel partners, principally resellers and distributors, sell our software products to end user customers.

We derive revenue from license fees for software products and fees for services relating to the software products, including consulting, training, software and data updates, technical support and real-time marketing services over the Internet.

We recognize revenue in accordance with Statement of Position 97-2, “Software Revenue Recognition” (SOP 97-2), as amended by SOP 98-4 and 98-9 and generally recognize revenue when all of the following criteria are met: 1) persuasive evidence of an arrangement exists, 2) delivery has occurred, 3) the fee is fixed or determinable, and 4) collectability is probable. We define each of the four criteria above as follows:

Persuasive evidence of an arrangement exists—It is our customary practice to have a written contract, which is signed by both the customer and us, or a purchase order from those customers that have previously negotiated a standard end-user license arrangement or original equipment manufacturer (OEM) arrangement, prior to recognizing revenue on an arrangement.

Delivery has occurred—Our software may be either physically or electronically delivered to the customer. For those products that we deliver physically, our standard transfer terms are FOB shipping point. For an electronic delivery of software, delivery is considered to have occurred when the customer has been provided with the access codes that allow the customer to take immediate possession of the software or its hardware. If undelivered products or services exist in an arrangement that are essential to the functionality of the delivered product, delivery is not considered to have occurred until these products or services are delivered.

The fee is fixed or determinable—The fee our customers pay for products is negotiated at the outset of an arrangement. Arrangement fees are generally due within six months or less. Arrangements with payment terms extending beyond these customary payments terms are considered neither to be fixed nor determinable, and revenue from such arrangements is recognized as payments become due and payable.

Collectability is probable—Collectability is assessed on a customer-by-customer basis. We assess collectibility based on a number of factors, including past transaction history with the customers and their credit worthiness. New customers are subjected to a credit review process, which evaluates the customer’s financial position and ultimately their ability to pay. We obtain and review credit reports from the third-party credit reporting agencies for new customers with which we are not familiar. If we determine that collection of a fee is not probable, we defer the fee and recognize revenue at the time collection becomes probable, which is generally upon receipt of cash. The determination regarding the probability of collection ultimately relies on management judgment. If changes in conditions cause management to determine that this criteria is not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized when the licenses are resold or utilized by the reseller and all related obligations on our part have been satisfied. However, if the contract stipulates a non-refundable royalty payment to be paid in advance of any resale, revenue is recognized upon execution of the contract, provided all other revenue recognition criteria have been met. We report the revenue generated through distributors based on FASB Emerging Issues Task Force (EITF) 99-19 on a gross basis only if we act as the principal in the transaction and assume the risks and rewards of ownership, such as the risk of loss for collection, delivery and returns. In these cases we reflect the distributors’ fees under sales and marketing expenses. If the above conditions do not exist, we record revenue based on the net amount retained (that is, the amount billed to the customer less the amount paid to the distributor.)

We allocate revenue on software arrangements involving multiple elements to the delivered element using the residual method. Our determination of fair value of the undelivered elements in multiple-element arrangements is based on vendor-specific objective evidence (VSOE). We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE of fair value to allocate revenue to the maintenance and data services components of our license arrangements. We sell our data separately, and have established VSOE of fair value on this basis. We have also established VSOE of fair value for maintenance services for arrangements less than $1 million through selling such services separately. VSOE of fair value for maintenance services for arrangements greater than $1 million is determined based upon the customer’s contractual annual renewal rates. Accordingly, assuming all other revenue recognition criteria are met, revenue from licenses is recognized upon delivery using the residual method in accordance with SOP 98-9, and revenue from data, maintenance and professional services are recognized ratably over their respective terms.

We usually license software products on a perpetual basis. If vendor specific objective evidence does not exist to allocate the total fee to all delivered and undelivered elements of the arrangement, revenue is deferred until the earlier of a) when such evidence does exist for the undelivered elements, or b) when all elements are delivered. Where software license contracts call for payment terms of six months or more from the date of delivery, revenue is recognized as payments become due and payable and all other conditions for revenue recognition have been satisfied.

Our customers generally require consulting and implementation services which include evaluating their business needs, identifying the data sources necessary to meet these needs and installing the software solution in a manner that fulfills their needs. When licenses are sold together with consulting and implementation services, license fees are recognized upon shipment, provided that a) the above revenue recognition criteria are met, b) payment of the license fees is not dependent upon performance of the consulting services, c) the services do not include significant alterations to the features and functionality of the software and d) VSOE of services has been established as discussed above. To date, services have not been essential to the functionality of the software products for substantially all software agreements.

Maintenance contracts generally call for us to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and when it is determined that we have fulfilled our obligations resulting from the service contract.

Deferred Revenue

Deferred revenue represents amounts invoiced to customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $200, $446, and $686 for the years ended December 31, 2002, 2001 and 2000, respectively.

Capitalized Software

Development costs incurred in the research and development of new software products and enchancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, capitalized costs for our software development have not been material.

Stock-Based Compensation

We account for stock issued to employees in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees” as interpreted by FIN 44 “Accounting for Certain Transactions Involving Stock Compensation.” and comply with the disclosure provisions of FASB Statement No. 123 (“SFAS 123”) “Accounting for Stock-Based Compensation”. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the option. Stock compensation is being amortized over the vesting period on a straight-line basis. In addition, we account for stock issued to non-employees in accordance with the provisions of SFAS 123. Pursuant to SFAS No. 123, stock-based compensation is accounted for at the fair value of the equity instruments issued, or at the fair value of the consideration received, whichever is more reliably measurable.

Pro Forma Effect of Stock-Based Compensation

Pro forma information regarding results of operations and net loss per share is required by SFAS 123, which also requires that the information be determined as if we had accounted for our employee stock options under the fair value method of SFAS 123.

Had compensation cost for our stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans our net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

	Year Ended December 31,

	2002	2001	2000

Net loss—as reported	$(22,185)	$(40,263)	$(23,704)
Add: stock-based compensation expense included in reported net loss, net of related tax effect	298	844	703
Deduct: total stock-based employee compensation expense determined under the fair value method for all awards, net of tax	(3,298)	(8,151)	(4,272)

Net loss—pro forma	$(25,185)	$(47,570)	$(27,272)

Basic and diluted net loss per share:
As reported	$(0.48)	$(1.02)	$(0.82)
Pro forma	$(0.54)	$(1.21)	$(0.95)

Income Taxes

We use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. We record a valuation allowance to reduce the net tax asset to an amount for which realization is more likely than not. We have recorded a valuation allowance for substantially all of our deferred tax assets, except to the extent of deferred tax liabilities, as we are presently unable to conclude that it is more likely than not that net deferred tax assets will be realized.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding, net of shares subject to repurchase during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants and restricted stock were not included in the computation of diluted net loss per share because the effect would be anti-dilutive.

Comprehensive Income (Loss)

Comprehensive income (loss) is the total of net income (loss) and all other revenues, expenses, gains and losses recorded directly in equity. Our “Other comprehensive income (loss)” consists primarily of foreign currency translation adjustments. There was no significant tax effect on the components of other comprehensive loss for the years ended December 31, 2002, 2001 and 2000, respectively. We disclose comprehensive income (loss) and its components in our consolidated statements of stockholder’s equity.

Reclassification

Certain amounts in the prior year consolidated financial statements were reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. Since the requirement is to recognize the obligation when incurred, approaches that have been used in the past to accrue the asset retirement obligation over the life of the asset are no longer acceptable. Statement No. 143 also requires the enterprise to record the contra to the initial obligation as an increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. The provision of SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We do not expect the adoption of SFAS No. 143 to have a material effect on our consolidated results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recorded when it is incurred, meeting the definition of a liability in FASB Concepts Statement No. 6, “ Elements of Financial Statements”, and when its fair value can be measured. SFAS 146 supersedes FASB’s Emergency Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring.” The Statement is effective for exit or disposal activities that are initiated after December 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material effect on our consolidated results of operations or financial position.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit, and provides new disclosure requirements regarding indemnification provisions, including indemnification provisions typically included in a software license arrangement. It also clarifies that at the time a guarantee is issued, an initial liability must be recognized for the fair value of the obligations assumed under the guarantee and that information must be disclosed in the financial statements. The provisions related to recognizing a liability at inception of the guarantee do not apply to product warranties, indemnification provisions in our software license arrangements, or to guarantees accounted for as derivatives. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements apply to guarantees outstanding as of December 31, 2002. We do not expect the adoption of FIN 45 to have a material effect on our consolidated results of operations or financial position.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-based Compensation—Transition and Disclosure”. SFAS No. 148 amends FASB No. 123 (SFAS 123), Accounting for Stock-based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No.123 to require prominent disclosures in both annual and interim financial statements about the method used for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for the fiscal year ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. We adopted the provisions of SFAS No. 148 for fiscal year ended December 31, 2002. The required annual disclosure under SFAS No. 148 is presented in Note 1 to the Consolidated Financial Statements.

2.    Business Combinations

Purchase Business Combinations

In April 2001, we acquired 100% interest in Sagent Benelux for cash of $100 and the assignment of a portion of our outstanding accounts receivable valued at $200 to the selling shareholders. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, we recorded goodwill of $197, which had been amortized on a straight-line basis over a period of five years. The results of operations of Sagent Benelux have been included in our consolidated results from the date of the acquisition.

In January 2001, we acquired an additional 33% interest in Sagent Asia/Pacific Pte. Ltd from eGlobal, a privately held company that specializes in the distribution of technology in Singapore. In consideration for 950 shares of our common stock, valued at $3.5 million, we received an additional 2,113 common shares of Sagent Asia/Pacific Pte. Ltd. This brought our total interest in Sagent Asia/Pacific Pte. Ltd to 53%. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, we recorded goodwill of $2,832, which had been amortized on a straight-line basis over a period of five years and acquired net assets of approximately $2,775 and minority interest of $1,316. Assets acquired consisted primarily of cash and accounts receivable. The results of operations for Sagent Asia/Pacific Pte. Ltd. have been included in our consolidated results from the date of the acquisition.

In March 2000, we acquired Sagent Brazil Ltd. Under the terms of the agreement, we acquired net liabilities of $66 consisting of property and equipment in the amount of $68 and assumed certain liabilities in the amount of $134 in exchange for $1,148 in cash. Concurrent with the acquisition, we entered into two consulting agreements with the former owners to provide consulting services for a term of four years. Under the provisions of the agreement, we would pay $1,500 in either our common stock or cash, at our option, in annual installments over the term of the agreements. Such amounts have been recorded as operating expenses as the services were performed. For the years ended December 31, 2002, 2001 and 2000, we recorded stock-based compensation in the amount of $80, $408 and $500, respectively relating to the issuance of options to two employees. In the fourth quarter of 2002, we settled $400 related to the two consulting agreements as a result of our strategy to close our Brazil office.

We accounted for these acquisitions under the purchase method of accounting. The allocation of our aggregate purchase price to the tangible and intangible assets acquired and liabilities assumed in connection with these acquisitions is summarized below:

	Sagent Brazil Ltd.	Sagent Asia/Pacific PTE. Ltd	Sagent Benelux Ltd.

Net current assets	$(134)	$2,775	$12
Property and equipment	68	15	—
Goodwill	1,214	2,832	197
Minority interest	—	(1,316)	—

Total purchase price	$1,148	$4,306	$209

The following summary, prepared on an unaudited pro forma basis, combines our consolidated results of operations for the years ended December 31, 2001 and 2000 with the results of operations of Sagent Benelux, Sagent Asia/Pacific, Pte. Ltd. and Sagent Brazil, as if each company had been acquired as of January 1, 2000.

	2001	2000

Years Ended December 31,
Revenue	$49,990	$59,959
Net loss	(41,115)	(24,349)
Basic and diluted net loss per share	$(1.05)	$(0.85)
Number of shares used in pro forma per share calculation	39,323	28,773

The pro forma adjustments give effect to available information and assumptions that we believe are reasonable. The unaudited pro forma results of operations should be read in conjunction with our historical financial statements.

3.     Other Current Assets

Other current assets consists of:

	2002	2001

Prepaid licenses	$296	$2,135
Deferred charges	669	—
Other	1,237	1,565

	$2,202	$3,700

Included in prepaid licenses are license technologies purchased from third parties, which are integrated into our products and services prior to deployment. These license technologies are being amortized over the term of the license, generally a period of two to five years on either a per unit or straight line basis.

The deferred charges of $669 as of December 31, 2002 relate to closing and legal fees incurred in connection with short-term debt financing (see Note 7 for details).

4.     Property and Equipment

Property and equipment at December 31, 2002 and 2001 consist of:

	2002	2001

Computer equipment and software	$13,184	$13,222
Furniture, fixtures and office equipment	1,037	1,031
Leasehold improvements	393	512
	14,614	14,765
Less accumulated depreciation and amortization	(11,455)	(8,627)

	$3,159	$6,138

Equipment under capital leases was $7,045 and $6,953 at December 31, 2002 and 2001, respectively and the related accumulated amortization at such dates was $4,787 and $2,806, respectively.

5.    Goodwill and Other Assets

Goodwill as of December 31, 2002 and 2001 is as follows:

	2002	2001

Goodwill, net:
Sagent UK	$1,746	$1,746
Sagent France S.A	645	645
Sagent GmbH	1,787	1,787
Sagent Brazil	—	728
Smarter Software, Inc	—	68
Sagent Asia/Pacific Pte. Ltd	2,389	2,389
Sagent Benelux	151	151

	$6,718	$7,514

Amortization of goodwill was $0, $2,439, and $1,957 for the years ended December 31, 2002, 2001, and 2000, respectively. Goodwill impairments of $796 and $300 are included in asset impairment expense in the Consolidated Statement of Operations for the years ended December 31, 2002 and 2001, respectively. The impairment charges relate to the closure of operations, principally the closure of our Brazil operations in 2002.

	2002	2001

Other assets, net:
Investment in Responsys (Net Acumen, Inc.)	$—	$529
Deposits	495	545
Other	143	64

	$638	$1,138

The investment in NetAcumen, prior to its acquisition by Responsys, was accounted for under the cost method. On January 16, 2002, Responsys, Inc. acquired 100% of NetAcumen, and NetAcumen became a wholly owned subsidiary of Responsys. As a result of the Responsys common stock we received in the acquisition, our ownership interest in Responsys is 0.62% as of December 31, 2002. We continue to account for our investment in Responsys under the cost method. During the year ended December 31, 2002, we recognized a $529 loss in investment in Responsys due to an other than temporary decline in the fair market value of the investment, which is included in other income (expense) in the Consolidated Statements of Operations. For the years ended December 31, 2002 and 2001, we recorded total revenue of $119 and $31 from sales to Responsys (NetAcumen).

6.    Accrued Liabilities

Accrued liabilities consists of:

	2002	2001

Employee compensation and benefits	$2,472	$3,219
Sales and marketing	1,186	1,393
Sales taxes	421	686
Software royalties	1,162	1,006
Restructuring and related charges (Note 15)	607	402
Other	540	1,705

	$6,388	$8,411

7.    Short-term debt

On October 24, 2002, we entered into an agreement with CDC Software Corporation (CDC), a wholly owned subsidiary of chinadotcom corporation (NASDAQ: CHINA), to obtain secured loans of $7 million in the aggregate. The loans bear interest at the rate of 12% per annum, payable quarterly in arrears. The principal amount of each loan is payable in full two years after the date such loan is made. The loans are secured by all of our assets, both tangible and intangible. We are using the proceeds from the loans for working capital and for general corporate purposes. As part of this agreement, CDC was entitled to receive warrants to purchase 8 million shares of our common stock at a price of $0.10 per share as the loan was funded. In addition, certain financial advisors also received warrants to purchase an aggregate of 400,000 shares of our common stock at $0.10 per share.

On October 31, 2002, Sagent and CDC closed on the first $5 million of the total loan facility. The net proceeds to us from the $5 million loan, after payment of expenses, were approximately $4.6 million. In connection with this loan, we issued CDC Software warrants to purchase 5.7 million shares of our common stock at a price of $0.10 per share. The estimated fair value of the warrants of $1.2 million will be charged to interest expense over the term of the loan using the effective interest method. The principal amount of the loan is payable in full on October 31, 2004.

On December 31, 2002, Sagent and CDC closed on the remaining $2 million of the total loan facility and we received net proceeds of $2 million. In connection with this loan, we issued CDC warrants to purchase 2.3 million shares of our common stock at a price of $0.10 per share. The estimated fair value of the warrants of $0.7 million will be charged to interest expense over the term of the loan using the effective interest method. The principal amount of the loan is payable in full on December 30, 2004.

For the year ended December 31, 2002, we incurred interest expense of $235, which is included in the consolidated statements of operations. This interest expense includes interest payable under the secured loans and the accretion of the loan discount attributable to the fair value of the related warrants. The effective annual interest rate on the secured loans, taking into effect the rate at which the loans bear interest and the accretion of the loan discount, is 23.3%.

On March 19, 2003, we received a notice from CDC declaring that an event of default had occurred under agreements relating to secured loans totaling $7 million made by CDC to us in the fourth quarter of 2002. CDC declared the entire principal amount under the loans to be immediately due and payable, and asserted control over our bank deposit accounts. On March 20, 2003, CDC caused approximately $4.5 million that was in our deposit accounts to be transferred to a CDC bank account in Hong Kong. CDC also filed a complaint against us asserting claims for, among other things, breach of contract and negligent misrepresentation, in connection with the loan agreement in the U.S. District Court for the Northern District of California.

We disputed that an event of default existed under the loans, and averred that we were current in payments of interest under the loans, and that no principal payments are due under the loans prior to October 24, 2004. We filed our own complaint asserting claims for breach of contract and conversion in the Santa Clara County Superior Court, and sought injunctive relief. Thereafter, CDC removed that action to federal court. On April 4, 2003, the parties entered into a settlement agreement by which CDC would be permitted to retain the funds transferred to Hong Kong on March 20, 2003 and we agreed to pay the remaining amounts due plus interest, and to pay $500,000 to CDC in exchange for all warrants held by CDC and for CDC’s expenses. On April 15, 2003, using funds derived from a secured bridge financing from Group 1 Software, Inc., We paid the amounts due under the settlement agreement. Under the terms of the settlement agreement, Sagent and CDC will each dismiss their lawsuits.

8.    Commitments and Contingencies

Commitments

We lease various facilities under non-cancelable operating leases and have acquired certain computer and other equipment under capital lease obligations, which are collateralized by the related assets. Future minimum lease payments under these commitments at December 31, 2002, are as follows:

	Operating Leases	Capital Lease	Total

2003	$2,059	$1,414	$3,473
2004	505	54	559
2005	104	24	128
2006	—	7	7
Thereafter	—	—	—

Total minimum lease payments	$2,668	1,499	$4,167

Less amount representing interest		(46)

Present value of minimum lease payments		1,453
Current portion		(1,380)

		$73

Rent expense under operating leases was $3,169, $3,613, and $4,200, for the years ended December 31, 2002, 2001, and 2000, respectively.

Litigation

From time to time, we have been subject to litigation including the pending litigation described below. Because of the uncertainties related to both the amount and range of loss on the pending litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess its potential liability and revise our estimates. Pending or future litigation could be costly, could cause the diversion of management’s attention and could upon resolution, have a material adverse affect on our business, result of operations, financial condition and cash flow.

In addition, we are engaged in certain legal and administrative proceedings incidental to our normal business activities and believe that these matters will not have a material adverse effect on our financial position, result of operations or cash flow.

From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court for the Northern District of California on behalf of purchasers of our common stock between October 21, 1999 and April 18, 2000. On February 4, 2003, the parties entered into a Stipulation of Settlement. Our $5.5 million contribution to the settlement would be funded by our directors’ and officers’ insurance carriers. The Court preliminarily approved the settlement on February 13, 2003. The final approval hearing is scheduled for April 28, 2003.

On November 17, 2000, a derivative lawsuit was filed by a purported Company shareholder in the Superior Court of California for the County of San Mateo (the “Fanucci Complaint”). On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara (the “Hu Complaint”). The complaints name certain of our present and former officers and directors as defendants, and our Company as a nominal defendant. The Hu Complaint also names an investment bank retained by us and an employee of that investment bank as defendants. The principal allegation of the complaints is that the defendants breached their fiduciary duties to our Company through the dissemination of allegedly misleading and inaccurate information in 1999-2000. In July 2001, the two cases were coordinated for pretrial purposes in the Superior Court of California for the County of Santa Clara. We filed a motion to dismiss the complaints, on the grounds that, among other things, the plaintiffs had failed to make a pre-suit demand on the board of directors as required by Delaware law. The officer and director defendants joined in the motions to dismiss, and also filed a motion to dismiss on the grounds that the complaint fails to allege the asserted causes of action against the individual defendants. Thereafter, the parties agreed to stay the Hu Complaint indefinitely, pending the outcome of the Fanucci matter.

On March 1, 2002, the court issued an order in the Fanucci case sustaining our motion to dismiss and granting the plaintiff leave to amend the complaint. The Fanucci plaintiff filed an amended complaint on April 2, 2002. The individual defendants and we each filed motions to dismiss to that complaint. The Court sustained the motion to dismiss, with leave to amend. The plaintiff filed an amended complaint on November 15, 2002; the defendants file motions to dismiss on the same grounds as those identified in their prior motions. The hearing of the defendants’ motions to dismiss is scheduled for April 22, 2003.

In October 2001, infoUSA, Inc. filed a complaint against us in the District Court of Douglas County, Nebraska, seeking amounts infoUSA claims are owed under a license agreement between Sagent and infoUSA. The amount of the claim is $900,000, plus interest. A default judgment for the full amount of the claim was entered against us on December 20, 2001, for failure by us to respond to the initial complaint. We filed a motion to set aside the default judgment in January 2002. On February 22, 2002, the court granted our motion to set aside the default judgment, and allowed us to file its answer to the complaint. The parties entered into a Settlement and Mutual Release Agreement effective January 20, 2003. The Settlement Agreement calls for us to pay $700,000 to infoUSA in full settlement of all claims, at which time the lawsuit will be dismissed. As of December 31, 2002, we accrued $700,000 in “software royalties” under accrued liabilities in Note 6 to the Consolidated Financial Statements. In accordance with the agreement, we paid $150,000 in January 2003 and will pay $137,500 quarterly through December 31, 2003.

In November and December 2001, several class action lawsuits were filed in the United States District Court for the Northern District of California on behalf of purchasers of our stock between May 11, 2001 and November 28, 2001. The complaints alleged that we and certain of our officers and directors violated the Securities Exchange Act of 1934 in connection with our restatement of our first and second quarters of 2001 financial statements, resulting from a fraud scheme perpetrated on us by a former employee who falsely claimed to have made sales of our products to the federal government. A consolidated complaint was filed in April 2002, and on September 11, 2002, the court dismissed the complaint with leave to amend. Thereafter, on October 16, 2002, the plaintiffs filed a notice of their intent to stand on the complaint, without further amendment.

Beginning in February 2002, three derivative lawsuits were filed by purported Company shareholders in the United States District Court for the Northern District of California. The complaints name certain of our present and former officers and directors as defendants. The complaints allege that the defendants breached their fiduciary duties to us through the dissemination of allegedly misleading and inaccurate information. The plaintiffs filed a consolidated complaint on August 26, 2002. The defendants moved to dismiss that complaint on October 10, 2002. No order has yet been issued.

Following its investigation of the circumstances that lead to the restatement of our financial statements for the first and second quarters of 2001, and the revision of our financial statements for the third quarter of 2001, we entered the Department of Defense’s (“DOD”) Voluntary Disclosure Program. On June 7, 2002, we filed with the DOD a report of our investigation which revealed that a single non-officer employee was solely responsible for submitting false documents to us which purportedly showed that we had entered into contracts with the federal government, and that we had unwittingly submitted requests for payment to U.S. government agencies not knowing that the employee had fabricated those contracts in order to defraud us of various payments and benefits including commission payments.

In March 2002, we filed suit against MICROS Systems, Inc. (“MICROS”) in Santa Clara County California alleging that MICROS had breached a contract to purchase from us certain software and a related service agreement. The value of that contract is $136,000. MICROS removed the case to the United States District Court for the Northern District of California and the case was subsequently transferred to the United States District Court for the District of Maryland, where it is currently pending. MICROS has asserted a counterclaim against us, alleging various torts and breaches of duties. MICROS’ counterclaim seeks in excess of $1 million in damages. The parties are in the early stages of discovery.

We entered into a Mutual OEM Agreement with Smart Online, Inc. (“Smart Online”) effective September 19, 2000. Disputes arose related to the relationship between the parties and Smart Online filed a lawsuit in North Carolina. We filed a lawsuit in California and Smart Online filed a Cross-complaint in the California action. The parties entered into a Settlement and Mutual Release Agreement effective July 16, 2002, which terminated the relationship between the parties and waived and released all disputes without any cost to either party.

In connection with a dispute that arose with certain consultants over our operations in Brazil, in October 2002 we entered into a Settlement Agreement with the Brazilian consultants and their consulting company. The consultants had filed a lawsuit against us. The Settlement Agreement called for us to pay $400,000 to the consultants in full settlement of all claims, at which time the lawsuit will be dismissed. We accrued the settlement amount as of September 30, 2002, and paid it in October 2002, and we expect the lawsuit to be dismissed shortly.

In early 2000, we entered into a software license agreement with Mountain Energy Corporation (“MEC”). MEC filed for bankruptcy in October 2000. We recently received a letter from the MEC bankruptcy trustee alleging that we had recently received certain preferential payments and demanding that we disgorge those payments. The amount in controversy is approximately $1,040,000. The range of this probable loss contingency is estimated to be between $62,500 and $937,500. As of December 31, 2002, we accrued $487,500 in accrued liabilities. This amount represents Management’s best estimate pursuant to the provisions of SFAS No. 5 “Accrual of Loss Contingencies”.

9.    Capitalization

In August 2001, we completed a private placement of approximately 9,115 shares of our common stock and received proceeds of $15,833, net of $990 in offering costs. In connection with the private placement, we also issued to certain placement agents warrants to purchase 456 shares of our common stock with an estimated fair value of $886, which has been included in additional paid-in capital. This estimated fair value was calculated using the Black-Scholes option pricing model with the following factors and assumptions: expected volatility of 135.8%, contractual life of 4 years, stock price of $2.27 on the date of grant, exercise price of $1.84, and risk free interest rate of 4.13% per annum.

In February 2001, we completed a private placement of approximately 5,750 shares of our common stock and received proceeds of $16,047, net of $628 in offering costs. In connection with the private placement, we also issued to certain placement agents warrants to purchase 210 shares of our common stock with an estimated fair value of $469, which has been included in additional paid-in capital. This estimated fair value was calculated using the Black-Scholes option pricing model with the following factors and assumptions: expected volatility of 130%, contractual life of 5 years, stock price of $2.78 on the date of grant, exercise price of $2.90, and risk free interest rate of 5% per annum.

Warrants

In the fourth quarter of 2002, we issued warrants to CDC Software Corporation to purchase 8,000 shares of common stock at $0.10 per share with a fair value of $1,811 in connection with loan financing. We also issued warrants to certain financial advisors to purchase 400 shares of common stock at $0.10 per share with a fair value of $90 in connection with the loan financing (see Note 8). This estimated fair value was calculated using the Black-Scholes option pricing model with the following factors and assumptions: expected volatility of 165%, contractual life of 4 to 5 years, stock price of $0.21 to $0.30 on the dates of grant, exercise price of $0.10, and risk free interest rate of 1.46% and 1.26% per annum.

In the third quarter of 2002, we issued warrants to purchase 33 shares of common stock at $0.30 per share, with an estimated fair value of $5 in connection with a bank agreement to secure a $5 million line of credit that expired in October 2002. The estimated fair values of warrants were calculated using the Black Scholes model with the following factors and assumptions: expected volatility of 130%, contractual life of 5 years, stock price of $0.18 on the date of grant, exercise price of $0.30, and risk free interest rate of 3.62% per annum.

In connection with the February 2001 private placement, we issued warrants to purchase 210 shares of common stock at $2.23 per share. We also issued warrants to purchase 456 shares of common stock at $1.94 per share in connection with August 2001 private placement.

During 2000, we issued warrants to purchase 10 shares of common stock at $2.50 per share, with an estimated fair value of $15 in connection with a bank agreement to secure a $10 million line of credit that expired in June 2001. The estimated fair values of warrants were calculated using the Black Scholes model.

As of December 31, 2002, warrants totaling 9,109 with a weighted average exercise price of $0.25 are outstanding.

Notes Receivable from Stockholders

Notes receivable from stockholders were issued in exchange for common stock. The notes bear interest at rates ranging from 4.62% to 7.50% and are due at dates ranging from January 28, 2002 to August 30, 2005. The notes are full recourse and collateralized by the underlying common stock issued. The carrying value of notes receivable from stockholders have been reduced to zero at December 31, 2002 to reflect cash collections of $445 and the provision of reserves due to the uncertainty of additional cash collections.

Restricted Stock Purchase Agreement

We have sold shares of our common stock to founders and employees of Sagent under agreements, which provide for repurchase of the shares by us at the stock’s original sale price upon termination of employment of such persons. Our right to repurchase shares generally lapses as to  1/48 of the total shares on the date of sale and  1/48 on the first day of each subsequent month. There were 0 and 102 shares of common stock subject to repurchase at cost at December 31, 2002 and 2001, respectively.

10.    Stock Options

1995 Plan

Options granted under the 1995 Plan were exercisable immediately, conditioned upon the optionee entering into a restricted stock purchase agreement, and generally vest over a period of four years. Options granted expire 10 years from the date of grant. Upon adoption of the 1998 Plan, all shares of common stock reserved under the 1995 Plan were no longer reserved for issuance.

1998 Plan

In December 1998, the board of directors adopted the 1998 Stock Option plan (the “1998 Plan”) under which incentive stock options or non-statutory stock options may be granted to employees, directors and consultants of Sagent under the terms of the 1998 Plan, incentive options may be granted at prices not lower than fair market value at the date of grant, while nonqualified options may be granted at prices as determined by the administrator at the date of grant. However, if an employee or other person who, at the time of the grant of such stock option, owns stock representing more than 10% of the voting power of all classes of stock in Sagent, the exercise price may be no less than 110% of the fair market value per share on the date of grant. Options granted under the 1998 Plan are generally exercisable one year after the vesting commencement date. Upon exercise of an option, the optionee shall enter into a restricted stock purchase agreement. Options generally vest over a period of four years and expire 10 years from the date of grant. As of December 31, 2002, a total of 2,010 shares were available for future grant.

1999 Director Plan

In January 1999, the board of directors adopted a Non-statutory Stock Options Plan for Directors (the “Director Plan”). The exercise price for each option granted under the Director Plan will be equal to the fair market value of common stock on the date of grant. The options that are granted will have a term of ten years and the shares subject to the option will generally become exercisable in four equal annual installments subject to optionee’s completion of one year of board service. As of December 31, 2002, a total of 105 shares were available for grant under the Director Plan.

2000 Plan

In December 2000, the board of directors adopted a Non-statutory Stock Options Plan for key employees and consultants (the “2000 Plan”). The exercise price for each option granted under the 2000 Plan shall be determined by the administrator on the date of grant. Options granted generally vest over a period of four years and expire ten years from the date of grant. As of December 31, 2002, a total of 686 shares were available for future grant.

Employee Stock Purchase Plan

In February 1999, stockholders approved the 1999 Employee Stock Purchase Plan. The number of shares reserved will be subject to an annual increase every January equal to the lesser of the number of shares optioned during the prior year or lesser amount determined by the board of directors. The 1999 Employee Stock Purchase Plan permits eligible employees to purchase up to 10 shares of common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period.

The following table summarizes option activity under all Plans for the years ended December 31, 2002, 2001 and 2000:

	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 1999	3,626	$7.55
Granted	4,732	5.30
Canceled	(1,245)	7.84
Exercised	(757)	3.98

Outstanding at December 31, 2000	6,356	6.23
Granted	5,320	1.38
Canceled	(2,705)	4.27
Exercised	(190)	0.23

Outstanding at December 31, 2001	8,781	4.01
Granted	3,548	0.44
Canceled	(4,433)	4.53
Exercised	0	0

Outstanding at December 31, 2002	7,896	$2.09

The following table summarizes information with respect to stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number of Outstanding Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares Exercisable	Weighted- Average Exercise Price

$0.09 – 0.10	357	9.6	$0.10	124	$0.10
0.15 – 0.15	180	9.8	0.15	15	0.15
0.25 – 0.28	2,006	9.5	0.28	840	0.28
0.70 – 1.00	1,031	9.1	0.84	239	0.74
1.10 – 1.63	1,459	7.4	1.30	956	1.33
1.72 – 2.50	1,738	5.9	2.10	1,525	2.12
2.60 – 3.47	12	6.7	3.36	12	3.36
4.30 – 6.25	304	7.0	6.06	222	5.99
6.50 – 9.13	709	6.2	7.44	610	7.42
11.06 – 11.06	15	6.6	11.06	15	11.06
25.00 – 25.00	85	6.9	25.00	64	25.00

$0.09 – 25.00	7,896	7.9	$2.09	4,622	$2.73

We have provided pro forma disclosures in Note 1 to the Consolidated Financial Statements of the effect on net loss and loss per share if the fair value of accounting for stock compensation had been used for our employee stock option grants and employee stock purchase plan purchases. These pro forma effects have been estimated at the date of grant using Black-Scholes option pricing model.

Assumptions used in completing the option-pricing model for years ended December 31 included:

	Stock Option Plans

	2002	2001	2000

Risk-free interest rate	3.4%	4.5%	5.9%
Expected life	4 years	4 years	4 years
Dividends	—	—	—
Volatility	155%	130%	130%
Weighted-average fair value of options granted during the period	$0.39	$1.19	$4.18

	Employee Stock Purchase Plan

	2002	2001	2000

Risk-free interest rate	2.01%	5.19%	5.7%
Expected life	0.5 years	0.5 years	0.5 years
Dividends	—	—	—
Volatility	205%	130%	130%
Weighted-average fair value of options granted during the period	$0.99	$1.03	$4.60

11.    Income Taxes

Our pre-tax loss from operations for the years ended December 31, 2002, 2001, and 2000 consisted of the following components:

	2002	2001	2000

Domestic	$(19,780)	$(34,673)	$(18,250)
Foreign	(1,860)	(5,076)	(4,944)

Total pretax loss	$(21,640)	$(39,749)	$(23,194)

Income tax expense for the years ended December 31, 2002, 2001 and 2000, were comprised of the following:

	2002	2001	2000

Current:
Federal	$—	$—	$—
State	47	105	5
Foreign	498	409	505

Total current tax expense	545	514	510

Deferred	—	—	—
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

Total deferred tax expense	—	—	—

Total tax expense	$545	$514	$510

The 2002, 2001, and 2000 income tax expense differed from the amounts computed by applying the U.S. federal statutory income tax rate of 34% to pretax loss as a result of the following:

	2002	2001	2000

Federal tax at statutory rate	$(7,358)	$(13,514)	$(7,886)
State taxes, net of federal benefit	31	69	5
Non-recognition of tax benefits	6,509	12,437	7,876
Foreign taxes, with no federal benefit	498	409	505
Tax credits	—	—	—
Permanent differences	865	1,113	10

Total tax expense	$545	$514	$510

The components of the temporary differences that give rise to significant portions of our deferred tax assets and liabilities are set forth below.

	2002	2001	2000

Deferred tax assets:
Net operating loss carryforwards	$32,072	$29,508	$16,167
Tax credit carryforwards	3,756	3,628	1,425
Deferred revenue	1,252	3,290	3,264
Other reserves and accruals	3,696	1,778	4,003
Other	16	—	2

Gross deferred tax assets	40,792	38,204	24,861
Valuation allowance	(39,916)	(36,605)	(24,736)

Total deferred tax assets	876	1,599	125
Deferred tax liabilities:
Property and equipment	(876)	(1,599)	(125)

Total deferred tax liabilities	(876)	(1,599)	(125)

Net deferred tax assets (liabilities)	$—	$—	$—

At December 31, 2002, management had established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The valuation allowance for deferred tax assets on December 31, 2002, 2001 and 2000 was $39,916, $36,605 and $24,736 respectively. The net change in the total valuation allowance for the years ended December 31, 2002, 2001 and 2000 was an increase of $3,311, $11,869 and $9,970 respectively. Included in the valuation allowance is a tax benefit attributable to the exercise of employee stock options which, when realized, will be a credit to additional paid-in-capital.

As of December 31, 2002, we have net operating loss carryforwards for federal and California income tax purposes of approximately $89,437 and $35,135 respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards will expire, if not utilized, beginning in 2010. California net operating loss carryforwards will expire, if not utilized, beginning in 2005.

As of December 31, 2002, we also have research credit carryforwards for federal and California purposes of approximately $2,487 and $1,866 respectively, available to reduce future income taxes. The federal research credit carryforwards will expire, if not utilized, beginning 2010. The California research credit can be carried forward indefinitely until utilized.

Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. We have not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change occurred, utilization of the net operating loss carryforwards could be reduced significantly.

12.    Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,

	2002	2001	2000

Net loss	$(22,185)	$(40,263)	$(23,704)
Weighted average common shares outstanding	46,331	39,425	29,020
Adjustment to reflect shares subject to repurchase	0	(102)	(247)
Shares used in computing net loss per share, basic and diluted	46,331	39,323	28,773
Net loss per share, basic and diluted	$(0.48)	$(1.02)	$(0.82)
Anti-dilutive securities including options and warrants not included in historical net loss per share calculations	17,028	9,457	6,395

13.    Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The method for determining what information to report under SFAS No. 131 is based upon the “management approach,” or the way the management organizes the operating segments within a company, for which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. For the year ended December 31, 2002, our CODM was the Chief Executive Officer.

We provide software and services to address organizations’ information access, analysis and delivery needs. We sell our products domestically and internationally. For the purpose of making operating decisions, the CODM considers financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic area. We operate in a single segment.

It is impractical for us to disclose license revenue by product type.

The disaggregated financial information is revenues by geographic area. Such information for the years ended December 31, were as follows:

	2002	2001	2000

United States	62%	72%	87%
International	38%	28%	13%

No one country outside of the United States comprised more than 10% of total revenue for fiscal 2002, 2001, and 2000. None of our international operations have material long-lived assets. The international sales are based on revenue generated from customers located outside the United States.

14.    Employee Benefit Plans

401(k) Plan

We maintain a 401(k) Plan for our employees. The 401(k) Plan allows eligible employees to defer up to 15%, but no greater than the stated limitation in any plan year, of their pretax compensation in certain investments at the discretion of the employee.

No contributions were made to the plan during 2002, 2001, and 2000.

15.    Restructuring and Asset Impairments

Restructuring and related charges

In December 2001, we implemented a restructuring plan aimed at streamlining the underlying cost structure to better position us for growth and improved operating results. As part of the restructuring plan, we consolidated our Florida facility and implemented a reduction in workforce of approximately 14% or 51 employees and contractors through March 31, 2002.

During the second quarter of 2002, we implemented a new restructuring plan which was executed during the remainder of 2002. The major element of the restructuring plan was to terminate certain employees; as a result, we had a reduction in force of approximately 36% or 94 employees, which brought our total headcount to 164 worldwide. The reductions came from all areas of our Company, and the terminations were substantially completed by December 31, 2002. Our Chief Executive Officer and President, our Executive Vice President—Sales, and Chief Marketing Officer stepped down as part of this restructuring. Further, we decided to proceed with closing several domestic sales offices and international sales offices in Brazil, Mexico and the Netherlands. We also discontinued our marketing services business due to changes in our strategy. The purpose of the restructuring was to bring operating expenses in line with net revenues with the goal of achieving cash flow breakeven in the near future and strategically focusing our Company on its core business. The restructuring was substantially completed during 2002.

For the year ended December 31, 2002, we incurred $4,606 restructuring and related charges. As of December 31, 2002, the remaining restructuring accrual is summarized as follow:

	Severance	Lease Termination costs	Total

Accrual balance at December 31, 2001	$150	$252	$402
Non-cash credit in 2002	(50)	(15)	(65)
Cash payment made in 2002	(100)	(234)	(334)

Remaining balance in FY2001 accrual	0	3	3

Restructuring charge incurred in 2002	4,303	303	4,606
Cash payment made in 2002	(1,913)	0	(1,913)
Non-cash charges in 2002	(2,089)	0	(2,089)

Accrual balance at December 31, 2002	$301	$306	$607

Non-cash charges consist of $1,152 from the forgiveness and impairment of loans to a former executive, $912 in stock compensation from the acceleration of vesting for a terminated executive and $25 related to the impairment of property and equipment. We expect to pay the remaining accrual balance, primary related to severance and a portion of the vacated leases, within the next two quarters.

Asset Impairment

Asset impairment charges of $1,066 incurred in 2002 consist of $796 of goodwill impairment related to the closure of certain operations and a $270 reserve on shareholders’ notes due to the uncertainty of their collectibility.

Asset impairment charge of $3,429 in 2001 consisted of $1,793 reserve on shareholders’ notes due to the uncertainty of their collectibility, $1,187 impairment of prepayments made to a service provider for data center services which is no longer in business for data center services, a $361 reduction in the carrying value of goodwill due to sale of acquired technology to a third party, and $88 of other losses related to the closing of a remote facility due to the consolidation of our operation into our headquarter location.

16.    Related Party Transactions

Agreements and Arrangement with Executive Officers

In August 2000, we entered into an employment agreement with our President and Chief Executive Officer (the Executive). The employment agreement provides that he will receive, among other things two loans:

1)  an interest-free $750 loan for use towards the purchase of a home, which loan would be forgiven over a period of five years provided he continues to be employed with us (or upon his termination without cause), and

2)  a $2,000 loan for use towards the purchase of a home bearing simple interest at a rate of 5% per year and maturing in five years. The loan is fifty percent recourse and is secured by the Executive’s primary residence. On November 12, 2001, his employment agreement was amended whereby we agreed to forgive $282 of the principal of this loan in exchange for him foregoing the payment of a guaranteed bonus, which was recorded in the Consolidated Statements of Operations for the year ended December 31, 2001.

The Executive’s employment with our Company terminated effective August 31, 2002. We forgave the first loan for $750 upon termination of the Executive’s employment in accordance with his employment agreement, which is included in restructuring charges in the Consolidated Statements of Operations for the year ended December 31, 2002. The principal and interest under the second loan is due in August 2005, and is included in notes receivable from officers on the Consolidated Balance Sheet as of December 31, 2002, at the estimated recoverable value based on the separation agreement and change of employment status.

In May 2000, we entered into a letter agreement with our former Executive Vice President, Finance and Administration, and Chief Financial Officer. The letter agreement provides that our previous Chief Financial Officer would receive, among other things, a $400 loan for use towards the purchase of a home bearing interest at a rate of 7.5% per year and maturing in five years. During 2001, we forgave a total of $316 of the principal and interest, which are included in general and administrative expenses. As of December 31, 2002, $134 in unpaid principal and interest was outstanding under the loan and is included in the notes receivable from officers on the Consolidated Balance Sheet as of December 31, 2002 at the estimated recoverable value.

Agreements and Arrangements with Directors

We recognized revenues of $65, $0, and $783 in 2002, 2001 and 2000 from licenses sold to an entity for which our former Chairman served as a member of its Board of Directors. A member of our Board of Directors is also an officer of an entity from which we recorded revenue of $870, $145 and $1,032 for the years ended December 31, 2002, 2001 and 2000.

During 2000, one of our directors sublet property to Sagent Technology Gmbh, a wholly owned subsidiary pursuant to a sublease arrangement that expired in April 2001. We recorded lease payment of $0 and $13 for the years ended December 31, 2002 and 2001, respectively.

One of our directors also provided consulting services to Sagent Technology GmbH. The amount paid for such services was approximately $0 and $114 for the years ended December 31, 2002 and 2001, respectively. We also sold product and services totaling $21 to this director in 2001.

17.    Subsequent Events

Sale of Assets—Plan of Liquidation

On April 15, 2003, we entered into an Asset Purchase Agreement with Group 1 Software, Inc. Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 will pay us up to $17 million, in exchange for substantially all of our assets, including all intellectual property, accounts receivable, cash on hand, certain contracts, property & equipment and other designated assets, and the assumption of specified liabilities. The purchase price of $17 million is payable through the cancellation of the secured bridge loans referred to below, with the remainder to be paid in cash. The purchase price of $17 million may be reduced, based on changes in the value of the acquired assets and assumed liabilities prior to the closing.

Group 1 has a period of time to complete their due diligence review of our assets and liabilities, after which Group 1’s board of directors will consider the Asset Purchase Agreement for approval. Group 1 may terminate the Asset Purchase Agreement if it is not satisfied with the results of its due diligence investigation, or if its board of directors does not approve the transaction. We expect that Group 1’s board of directors will act with respect to the Asset Purchase Agreement by May 9, 2003.

Assuming the satisfactory completion by Group 1 of its due diligence review and the approval by Group 1’s board of directors, and subject to approval by our stockholders and satisfaction of the other closing conditions set forth in the Asset Purchase Agreement, we expect that the sale of assets will be consummated near the end of the second calendar quarter of 2003 or early in the third calendar quarter of 2003. After the closing of the sale of assets, and following the expiration of our indemnity obligations four months after the closing, we will, subject to approval by our stockholders, wind up our operating business, effect a complete liquidation and dissolution of the company, and distribute any remaining cash to our stockholders. We expect to complete the liquidation and final distribution prior to the end of the calendar year 2003.

Concurrent with the signing of the Asset Purchase Agreement, Group 1 provided us with $5 million in bridge financing, secured by all of our assets. Of that amount, approximately $3.1 million was used to pay all amounts owed to CDC Software Corporation under a settlement agreement. Under the terms of the bridge financing, Group 1 has agreed to lend us an additional $2 million after, and if, the Asset Purchase Agreement is approved by Group 1’s board of directors.

CDC Loan

On March 19, 2003, we received a notice from CDC declaring that an event of default had occurred under agreements relating to secured loans totaling $7 million made by CDC to us in the fourth quarter of 2002. CDC declared the entire principal amount under the loans to be immediately due and payable, and asserted control over our bank deposit accounts. On March 20, 2003, CDC caused approximately $4.5 million that was in our deposit accounts to be transferred to a CDC bank account in Hong Kong. CDC also filed a complaint against us asserting claims for, among other things, breach of contract and negligent misrepresentation, in connection with the loan agreement in the U.S. District Court for the Northern District of California.

We disputed that an event of default existed under the loans, and averred that we were current in payments of interest under the loans, and that no principal payments are due under the loans prior to October 24, 2004. We filed our own complaint asserting claims for breach of contract and conversion in the Santa Clara County Superior Court, and sought injunctive relief. Thereafter, CDC removed that action to federal court. On April 4, 2003, the parties entered into a settlement agreement by which CDC would be permitted to retain the funds transferred to Hong Kong on March 20, 2003 and we agreed to pay the remaining amounts due plus interest, and to pay $500,000 to CDC in exchange for all warrants held by CDC and for CDC’s expenses. On April 15, 2003, using funds derived from a secured bridge financing from Group 1 Software, Inc., We paid the amounts due under the settlement agreement. Under the terms of the settlement agreement, Sagent and CDC will each dismiss their lawsuits.

Asia Pacific/Joint Venture

On March 17, 2003 our Board approved the acquisition of the remaining 47% interest in the Sagent Asia/Pacific Pte. Ltd. for a total purchase price of $300. The transaction was completed on April 1, 2003.